HERMAN MILLER, INC. 2011 LONG-TERM INCENTIVE PLAN
OPERATING INCOME GROWTH PERFORMANCE SHARE UNIT WITH TSR MODIFER AWARD AGREEMENT

This certifies that Herman Miller, Inc. (the “Company”) has on [insert date/month/year] (the “Award Date”), granted to [insert employee first and last name] (the “Participant”)  an award (the “Award”) of [insert total shares granted] target Performance Share Units (the “Target Performance Share Units”) pursuant to and under the Herman Miller, Inc. 2011 Long-Term Incentive Plan (the “Plan”) and subject to the terms set forth in this Award Agreement. A copy of the Plan Prospectus has been delivered to Participant, and a copy of the Plan is available from the Company on request. The Plan is incorporated into this Award Agreement by reference, and in the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will govern; provided, however, that definitions under this Award Agreement shall govern. Any capitalized terms not defined herein will have the meaning set forth in the Plan.

1.    Definitions.

“Actual Performance Share Units” means the number of Performance Share Units earned in accordance with Section 2 of this Award Agreement.

“Adjusted Operating Income” means the amount of profit realized after deducting from revenue, cost of goods sold, operating expenses and restructure amortization, and plus or minus any approved adjustments determined in accordance with the Manual.

“Average Annual Adjusted Operating Income” means the sum of the Adjusted Operating Income for each fiscal year of the Performance Period divided by the number of fiscal years in the Performance Period.

“Award Agreement” means the terms and conditions of the Award set forth in this agreement.

“Common Stock” means the Company’s $.20 par value per share common stock.

“Earnout Percentage” means the percentage by which the number of the Target Performance Share Units is multiplied to determine the Actual Performance Share Units, as determined under Section 2 of this Award Agreement.

“Manual” shall mean the Incentive Technical Manual as approved by the Committee.

“Peer Group” means the companies approved by the Committee as peer group companies, listed on the attached Appendix A of this Award Agreement. For the sake of clarity, the Company is not included in the Peer Group.

“Performance Period” means the period of three (3) consecutive fiscal years beginning with the fiscal year in which the Award Date occurs.

“Performance Share Unit” means the right to receive one (1) share of Common Stock on a future date subject to certain restrictions and on the terms and conditions contained in this Award Agreement.

“Retirement” means for purposes of this Award Agreement the Participant’s resignation on or after attaining (A) age 55 and 5 or more years of service, or (B) 30 or more years of service. For clarity, a Company-initiated termination of the employment of the Participant shall not be considered a “Retirement”.

“Total Shareholder Return” or “TSR” with respect to the Company and each member of the Peer Group shall mean the quotient of (a) the Beginning Price (as defined below) divided by (b) the Ending Price (as defined below). The “Beginning Price” shall equal the average closing price of a share of common stock during the twenty (20) trading day period ending on the last day before the start of the Performance Period. The “Ending Price” shall equal the average closing price of a share of common stock during the twenty (20) day trading period ending on the last day of the Performance Period. The Beginning Price and Ending Price shall be adjusted to reflect any and all cash, stock or in-kind dividends paid on the stock of such company during the Performance Period, or any stock splits or reverse stock splits that occur during the Performance Period. For the avoidance of doubt, dividends paid throughout the Performance Period for the Company and Peer Group companies will be reinvested as of the ex-dividend date.

“TSR Modifier” means the modification to the initial Earnout Percentage determined by the Company’s TSR relative to the Peer Group.

2.    Determination of Actual Performance Share Units. The Actual Performance Share Units that the Participant may earn shall equal (a) the number of Target Performance Share Units, multiplied by (b) the Earnout Percentage, as determined under this Section 2.

(a)Determination of Average Annual Adjusted Operating Income.

(i)Year-End Determinations. Within ninety (90) days after the end of each fiscal year in the Performance Period, the Committee will determine the Adjusted Operating Income for such fiscal year consistent with the Manual.

(ii)    End of Performance Period Determinations. Within ninety (90) days after the end of the Performance Period, the Committee will determine the Average Annual Adjusted Operating Income for the Performance Period.

(b)    Calculation of Earnout Percentage. Within ninety (90) days after the end of the Performance Period, the Committee will determine the Earnout Percentage based on the annual adjusted operating income target specified by the Committee at the time of the Award, subject to adjustment in accordance with the Manual.

If the Average Annual Revenue is between the approved performance levels, then the Earnout Percentage will be determined based on straight line interpolation.

(c)    Determination of TSR.

(i)    Determination of Company TSR. Within ninety (90) days after the end of the Performance Period, the Committee will determine the Company’s TSR during the Performance Period, in accordance with the Manual.

(ii)    Determination of Peer Group TSRs. Within ninety (90) days after the end of the Performance Period, the Committee will determine the TSR for each member of the Peer Group during the Performance Period, in accordance with the Manual.

(iii)    Determination of Percentile Rank. Following the determination of Company’s TSR and the TSR of each member of the Peer Group, the Committee shall determine the percentile rank of the Company within the Peer Group companies. The Committee will include the Company in its determination of the Company’s percentile ranking.

(d)    Calculation of TSR Modifier. The initial Earnout Percentage determined in Section 2(b) shall be modified based on the Company’s TSR relative to the TSR of the Peer Group in accordance with the following (with such modified Earnout Percentage being deemed the final “Earnout Percentage”), applying a multiplier approach:

Relative TSR Ranking:	TSR Modifier Percentage:
75th percentile or above	125%
50th percentile (target performance)	100% (no modification)
25th percentile or below	75%

If the Company’s relative TSR ranking is between the above performance levels, the TSR Modifier percentage shall be determined based on straight line interpolation. Notwithstanding any other provision of this Agreement, in no event shall the final Earnout Percentage (as modified under this Section 2(d)) exceed two hundred percent (200%).

(e)    Calculation of Actual Performance Share Units after a Change in Control. If a Change in Control occurs, the Committee will determine the Participant’s Actual Performance Share Units as of the date of such Change in Control in accordance with Section 2(a)-(d), subject to the following:

(i)    the Performance Period will end (the “Adjusted Performance Period”) on the effective date of the Change in Control;

(ii)    the Committee will determine the Adjusted Operating Income for the fiscal year in which the Change in Control occurs from the first day of the fiscal year through the effective date of the Change in Control; and

(iii)    the Committee will determine the Average Annual Adjusted Operating Income by adding the Adjusted Operating Income for each fiscal year (or portion thereof) in the Adjusted Performance Period and dividing the sum by the number of whole and partial fiscal years in the Adjusted Performance Period.
(f)    Certification. Not later than ninety (90) days after the end of the Performance Period or the Adjusted Performance Period, as applicable, the Committee shall determine the Actual Performance Share Units and shall certify such finding to the Company and the Participant.

3.    Adjustments Following Termination of Employment.

(a)Termination Due to Death. Notwithstanding anything in this Award Agreement to the contrary, in the event that the Participant’s employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to the Participant’s death, the Participant’s Actual Performance Share Units shall equal the Participant’s Target Performance Share Units multiplied by a fraction, the numerator of which is the number of full calendar months that the Participant was employed by the Company or a Subsidiary, beginning on the Award Date and ending on the date of Participant’s death, and the denominator of which is 36, and such Actual Performance Share Units shall vest immediately upon the Participant’s death.

(b)Termination Due to Disability or Termination Without Cause. In the event that the Participant’s employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to Disability or termination by the Company or a Subsidiary without Cause, the Participant’s Target Performance Share Units will be adjusted by multiplying the Participant’s Target Performance Share Units by a fraction, the numerator of which is the number of full calendar months that the Participant was employed by the Company or a Subsidiary, beginning on the Award Date and ending on the Participant’s termination date, and the denominator of which is 36. Actual Performance Share Units shall continue to be calculated according to Section 2.

(c)    Termination Due to Retirement. In the event that the Participant’s employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to Retirement, the Participant’s Target Performance Share Units will be adjusted as follows:

(i)    If the Participant’s Retirement occurs prior to the end of the first twelve (12) months after the Award Date, the Participant’s Target Performance Share Units will be adjusted by multiplying the Participant’s Target Performance Share Units by a fraction, the numerator of which is the number of full calendar months that the Participant was employed by the Company or a Subsidiary, beginning on the Award Date and ending on the date of the Participant’s Retirement, and the denominator of which is 12;

(ii)    No adjustment to the Participant’s Target Performance Share Units will be made if the Participant’s Retirement occurs on or after the end of the first twelve (12) months after the Award Date.

Actual Performance Share Units shall continue to be calculated according to Section 2.

(d)    Termination of Employment for Other Reasons. In the event that the Participant’s employment with the Company or a Subsidiary terminates prior to the end of the Performance Period for any reason other than death, Disability, Retirement, or Termination by the Company or a Subsidiary without Cause, the Participant’s rights to all of the Target Performance Share Units granted under this Award Agreement will be immediately and irrevocably forfeited upon such termination of employment and the Participant shall earn no Actual Performance Share Units.

(e)    Termination After a Change in Control. Notwithstanding any term to the contrary in this Award Agreement or the Plan, the Participant shall retain the right to earn all of the Participant’s Target Performance Share Units if, within two (2) years following a Change in Control, the Participant’s employment (i) is terminated without Cause (including death or Disability), (ii) terminates with Good Reason, or (iii) terminates under circumstances that entitle the Participant to accelerated vesting under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof, and Actual Performance Share Units shall be calculated in accordance with Section 2(d). For all other terminations of employment that occur after a Change in Control, the Participant’s Target Performance Share Units shall be adjusted in accordance with subsections (a)-(c) of this Section 3, and Actual Performance Share Units shall be calculated in accordance with Section 2(e).

4.    Issuance of Common Stock; Shareholder Rights.

(a)    Conversion of Performance Shares to Common Stock. Within ninety (90) days after the end of the Performance Period (or, in the case of the Participant’s Retirement prior to the end of the Performance Period, within ninety (90) days after the later of the end of the Performance Period or the expiration of the duration of the restrictive covenant set forth in Section 9(b)(ii), as applicable), the Company shall cause to be issued to the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, a stock certificate or book entry representing the number of shares of Common Stock in payment of such whole Actual Performance Share Units, unless a valid deferral has been made pursuant to Section 7, in which case such distribution will be made within sixty (60) days after the date to which distribution has been deferred, in either case, provided that the Participant has satisfied any tax withholding obligations related to such Actual Performance Share Units.

(b)    No Shareholder Rights. No shares of Common Stock will be issued to Participant prior to the date on which the Target Performance Share Units become Actual Performance Share Units under the provisions of Section 2 of this Award Agreement. The Target Performance Share Units granted pursuant to this Award Agreement represent a contingent right to receive Common Stock in the future, are not issued shares of Common Stock and do not and will not entitle Participant to any rights of a shareholder of Common Stock, including the right to vote or receive dividends. Except as otherwise provided in Section 2, the rights of the Participant with respect to the Target Performance Share Units will remain forfeitable at all times prior to the end of the Performance Period as provided in this Award Agreement. Prior to conversion of some or all of the Target Performance Share Units into Common Stock, such Target Performance Share Units will represent only an unsecured obligation of the Company. Neither this Section 4(b) nor any action taken pursuant to or in accordance with this Section 4(b) will be construed to create a trust of any kind.

5.    Restriction on Transfer. Any rights under this Award Agreement may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition will be void and unenforceable against the Company.

6.    Adjustments to Target Performance Share Units for Certain Corporate Transactions. Adjustments to Target Performance Share Units will be determined in accordance with this Section 6.

(a)    The Committee will make an appropriate and proportionate adjustment to the number of Target Performance Share Units granted under this Award Agreement if:

(i)    The outstanding shares of Common Stock are increased or decreased, as a result of merger, consolidation, sale of all or substantially all of the assets of the Company, reclassification, stock dividend, stock split, reverse stock split with respect to such shares of Common Stock or other securities, or

(ii)    Additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities or exchanged for a different number or kind of shares or other securities through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities.

(b)    The Committee may make an appropriate and proportionate adjustment in the number of Target Performance Share Units granted under this Award Agreement if the outstanding shares of Common Stock are increased or decreased as a result of a recapitalization or reorganization not included within Section 6(a) above.

7.    Deferral of Distribution. Participant may elect to defer the conversion of Actual Performance Share Units granted under this Award Agreement into Common Stock and the issuance of such Common Stock with respect thereto to a time later than that provided under Section 4(a). The Participant must file such election with the Committee at least 12 months prior to the end of the Performance Period. The Participant must specify in the election the date on which the Actual Performance Share Units earned under this Award Agreement will be converted to Common Stock and issued to Participant. The date elected must be at least five (5) years later than the date on which the Actual Performance Share Units would have been converted to Common Stock and issued to the Participant under Section 4(a).

8.    Tax Withholding.

(a)    In order to comply with all applicable federal, state, and local tax withholding laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant are withheld or collected from Participant.

(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s federal, state, and local tax obligations arising from the receipt of, the lapse of restrictions relating to, or other event relating to, the Actual Performance Share Units, by any of the following means or by a combination of such means set forth below. If the Participant fails to notify the Company of his or her election prior to the date that the amount of tax to be withheld is determined (the “Tax Date”), then the Company will withhold shares of Common Stock as described in Section 8(b)(ii), below.

(i)    Tendering a payment to the Company in the form of cash, check (bank check, certified check or personal check) or money order payable to the Company;

(ii)    Authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant a number of shares having a Fair Market Value as of the Tax Date up to the amount of the Company’s withholding tax obligation; or

(iii)    Delivering to the Company unencumbered shares of Common Stock already owned by Participant having a Fair Market Value, as of the Tax Date, up to the amount of the withholding tax obligation. Any shares of Common Stock already owned by Participant referred to in this Section 8(b)(iii) must have been owned by Participant for no less than six (6) months prior to the date delivered to the Company.

9.    Participant Covenants. In consideration of the grant of this Award by the Company, Participant agrees to the following:

(a)    Confidentiality. In the course of Participant’s employment with the Company, Participant may be making use of, acquiring, or adding to the Company’s confidential information, trade secrets, and Protected Information; accordingly, Participant agrees and promises:

(i)    to protect and maintain the confidentiality of Protected Information while employed by the Company;

(ii)    to return (and not retain) any and all materials reflecting Protected Information that Participant may possess (including all Company-owned equipment) immediately upon end of employment or upon demand by the Company; and
(iii)    not to use or disclose, except as necessary for the performance of Participant’s services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company. This promise applies only for so long as such Protected Information remains confidential and not generally known to the Company’s competitors, or 18 months following the end of Participant’s employment with the Company, whichever occurs first.

(b)    Restrictive Covenants. Participant understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to meet such goals.

(i)    Non-Solicitation. Participant acknowledges that the relationships and goodwill that Participant develops with Company Customers as a result of Participant’s employment belong to the Company. Participant therefore agrees that while employed by the Company and for a period of 12 months after Participant’s employment with the Company ends, for whatever reason, Participant will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Products that such Company Customer conducts or could conduct with the Company.

(ii)    Non-Competition. Participant agrees that while employed by the Company and for a period of 12 months after Participant’s employment with the Company ends for any reason, Participant will not, for himself or herself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Participant’s knowledge of Protected Information is likely to affect Participant’s decisions or actions for the Direct Competitor to the detriment of the Company.

(c)    Definitions. For purposes of this Section 9, the following terms shall be defined as follows:

(i)    Protected Information. “Protected Information” means Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer information, partner information, and the relative skills and experience of the Company’s other Participants or agents; nonpublic information; strategic plans; business methods; investment strategies and plans; intellectual property; sales and marketing plans; Company (not individual) know-how; trade secrets; and other information of a technical or economic nature relating to the Company’s business.

Protected Information does not include information that (i) was in the public domain, (ii) was independently developed or acquired by Participant, (iii) was approved by the Company for use and disclosure by Participant without restriction, or (iv) is the type of information which might form the basis for protected concerted activity under the National Labor Relations Act (for example, Participant pay or Participant terms and conditions of employment).

(ii)    Company Customer. “Company Customer” is limited to those customers or partners who did business with the Company within the most recent 18 months of Participant’s employment (or during the period of Participant’s employment, if Participant was employed for less than 18 months) and with whom Participant personally dealt on behalf of the Company in the 12 months immediately preceding the last day of Participant’s employment and Participant had business contact or responsibility with such Company Customer as a result of his or her employment with the Company. “Company Customer” shall not, however, include any individual who purchased a Competitive Product from the Company by direct purchase from one of its retail establishments or via on-line over the Internet, unless such purchase was of such quantity that the purchase price exceeded $15,000.

(iii)    Competitive Services. “Competitive Services” means services of the type that the Company provided or offered to its customers or partners at any time during the 12 months immediately preceding the last day of Participant’s employment with the Company (or at any time during Participant’s employment if Participant was employed for less than 12 months), and for which Participant was involved in providing or managing the provision of such services.

(iv)    Competitive Products. “Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/partner at any time during the twelve (12) months immediately preceding the last day of Participant’s employment (or at any time during Participant’s employment if Participant was employed for less than 12 months), with which Participant had direct responsibility for the sale or development of such products or managing those persons responsible for the sale or development of such products.

(v)    Direct Competitor. “Direct Competitor” means a person, business or company providing Competitive Products or Competitive Services. “Direct Competitor” does not include any business which the parties have agreed in writing to exclude from the definition, and the Company will not unreasonably or arbitrarily withhold such agreement.

(d)    Non-disparagement. Participant agrees that, while employed with the Company and thereafter, Participant will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company, any member of its Board of Directors or any executive officer of the Company (the “Protected Persons”) or the Company’s business. Without limitation, Participant shall not publish, communicate, post or blog disparaging or confidential information about the Protected Persons. However, the Participant may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

(e)    Exception. Nothing in this Award Agreement is intended to prevent the Participant from making disclosures of Protected Information if required by applicable law, regulation, or legal process, provided that the Participant provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company, at its expense, in seeking a protective order or other appropriate protection of such information. In addition, nothing in this Award Agreement is intended interfere with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary therein, nothing in this Award Agreement prohibits, restricts or prevents the Participant from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other Protected Information in the course of such reporting; provided, however, that the Participant use the Participant’s reasonable best efforts to (i) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (ii) request that such agency or entity treat such information as confidential. The Participant does not need the prior authorization from the Company to make any such whistleblower reports or disclosures and is not required to notify the Company that the Participant has made such reports or disclosures.

10.    Miscellaneous.

(a)    Neither this Award Agreement nor the Plan confers on Participant any right with respect to the continuance of employment by the Company or any Subsidiary, nor will there be a limitation in any way on the right of the Company or any Subsidiary by which Participant is employed to terminate his or her employment at any time.

(b)    In the event of a restatement of the Company’s consolidated financial statements for any interim or annual period (“Restatement”), the Committee may determine that the Award exceeds the amount that would have been awarded or received had the Restatement been known at the time of the Award Date or at the time of earning any Actual Performance Share Units. In the event that the Committee makes such a determination, the Company shall have the right: (i) in the instance of a Participant whose misconduct or violation of a Company policy causes such Restatement, or; (ii) in the instance where a Participant is an officer subject to Section 16 of the Securities and Exchange Act of 1934, and without regard to whether Participant caused the Restatement, to (A) forfeit this Award, and/or (B) to require repayment or return of any benefit derived from this Award. Both the cause and the amount of adjustment and/or repayment shall be determined by the Committee in its sole discretion, and its decision shall be final and binding upon the Participant.

(c)    An original record of this Award Agreement and of the Participant’s acceptance and acknowledgement will be held on file by the Company. This Award Agreement and the Participant’s acknowledgement may be made either in paper or electronic format as specified by the Company. To the extent there is any conflict between the terms contained in this Award Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company will control.

(d)    Notwithstanding anything to the contrary herein, upon a Change in Control in which the surviving entity does not assume this Award (or replace this Award with an award having substantially similar terms), this Award shall be treated in accordance with Section 14.3(b) of the Plan.

11.    Section 409A Compliance. To the extent applicable, it is intended that this Award Agreement to be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). This Award Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Award Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). If any payments under this Award Agreement constitute nonqualified deferred compensation subject to the requirements of Section 409A and are payable upon a termination of the Participant’s employment, then (a) all such payments shall be made only upon a “separation from service” within the meaning of Section 409A, (b) for purposes of determining the timing of such payments, Participant’s termination shall not be considered to occur until he or she has incurred such a separation from service, and (c) to the extent required for compliance with Section 409A if Participant is a “specified employee” within the meaning of Section 409A, payments will be delayed by six months.

12.    Section 280G. Notwithstanding anything contained in this Award Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Award Agreement, together with any payments or benefits under any other agreement or arrangement between the Company or any of its affiliates and the Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced (to the extent any reduction is necessary) to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide the Participant with an after-tax amount greater than if there was no reduction. Any reduction shall be done in a manner that maximizes the amount to be retained by the Participant, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (a) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (b) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (c) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (d) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits will be next reduced pro-rata.

IN WITNESS WHEREOF, the parties have executed this Award Agreement effective as of the Award Date.

Herman Miller, Inc.
By:
Jeffrey M. Stutz Chief Financial Officer

ACCEPTANCE AND ACKNOWLEDGEMENT

Via electronic ACCEPT, I accept the Award Agreement described herein and in the Plan, acknowledge receipt of a copy of this Award Agreement and the Plan Prospectus, and acknowledge that I have read them carefully and that I fully understand their contents.

APPENDIX A

Peer Group

1.	Peer Group. The Peer Group shall consist of the following companies:

American Woodmark Corporation	Kimball International, Inc.	Steelcase, Inc.
Armstrong World Industries, Inc.	Knoll, Inc.	Tempur-Pedic International, Inc.
Ethan Allen Interiors, Inc.	La-Z-Boy, Inc.	Universal Forest Products, Inc.
Hill-Rom Holdings, Inc.	Leggett & Platt, Inc.	Williams-Sonoma, Inc.
HNI Corporation	Masonite International Corp	Wayfair, Inc.
Interface, Inc.	Restoration Hardware Holdings, Inc.
JELD-WEN Holdings, Inc.	Sleep Number Corporation

2.
Adjustments to the Peer Group. The Committee may decide to adjust, in its sole discretion, the Peer Group at any time during the Performance Period to reflect the occurrence of certain extraordinary events. The Committee will generally make the determination to adjust (or not adjust) the Peer Group in accordance with the following guidelines but reserves the right to make adjustments in addition to, or that conflict with, such guidelines if it determines such adjustments are equitable.

a.
If a Peer Group company becomes bankrupt, the bankrupt company will remain in the Peer Group and will positioned at one level below the lowest performing non-bankrupt Peer Group company.  In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.

b.	If a Peer Group company is acquired by another company, the acquired company will be removed from the Peer Group for the entire Performance Period.

c.
If a Peer Group company sells, spins-off, or disposes of a portion of its business, the selling Peer Group company will remain in the Peer Group for the entire Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period, in which case the Peer Group company shall be removed from the Peer Group.

d.	If a Peer Group company acquires another company, the acquiring Peer Group company will remain in the Peer Group.

e.
If the price of a Peer Company’s common stock (or its equivalent) is not available on a consistent, reliable basis due to delisting on all major stock exchanges and over-the-counter markets, such delisted Peer Group company will be removed from the Peer Group for the entire Performance Period; provided, however, that if the company becomes bankrupt prior to the end of the Performance Period, it shall be treated as in (a) above.

f.
If the Company’s and/or any Peer Group company’s stock splits, then the Committee shall adjust such company’s performance in a manner that it deems equitable so as not to give an advantage or disadvantage to such Peer Group company by comparison to the other Peer Group companies.